EXHIBIT 16.1

June 1, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Vesta Insurance Group, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Vesta Insurance Group, Inc. dated October 27, 2005. We agree with the statements concerning our Firm in such Form 8-K/A. However, we make no comment whatsoever regarding the current status of the ten material weaknesses disclosed in the Item 4.01 8-K/A or regarding the current status of any remedial actions taken by Vesta Insurance Group, Inc. with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP